Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on our audits of the financial statements of CorMedix Inc.  as of December 31, 2009 and 2008, and for the years then ended and for the period from July 28, 2006 to December 31, 2009, which includes an explanatory paragraph relating to CorMedix Inc.’s ability to continue as a going concern, dated February 24, 2010, except for the second paragraph of Note 10 which is as of March 18, 2010.

/s/ J. H. Cohn LLP

Roseland, NJ
November 8, 2010